UNIVERSAL TRAVEL INTERNATIONAL AGENCY CO., LTD.

BRANCH COMPANY FRANCHISE AGREEMENT

Party A: Universal Travel International Agency Co., Ltd.
Legal Representative: Mishuan Jiang
Position:
Address: 5th Floor, South Block, Building 11, Shenzhen Software Park, Zhongke 2nd Road
Nanshan District, Shenzhen

Party B:
Legal Representative:
Position:
Address:

ARTICLE I	PRINCIPLES

Pursuant to Regulation on Travel Agencies promulgated by the State Council of People’s Republic of China (the “PRC”), Implementation Rules of Regulation on Travel Agencies promulgated by National Tourism Administration of the PRC (“NTA”) and other related regulations and rules, in order to promote the development of tourism, enhance company quality, improve service quality and better serve the domestic and overseas tourists, Party A and Party B hereby agree on the basis of equality, voluntariness and mutual benefits, to the following.

ARTICLE II	FRANCHISE

1.
In the name of “Universal Travel International Agency”, Party A shall incorporate branch companies (Branch Company”) in the PRC and Party B shall operate the Branch Company in the region where Party B is located. The Branch Company shall be named “Universal Travel International Agency, _____ (Name of Province/City) Branch Company”;

2.	Party B shall devote its entire human resources, office, equipment and resources to operating the Branch Company.

3.	Party B shall be entitled to the following rights and benefits:

3.1.	Party A shall pay Party B Renminbi (“RMB”)______ for office renovation, office equipment upgrade, network, establishment of call center and brand transformation, etc.

3.2.	Party A shall grant to Party B an option to purchase _______ shares of common stock of Universal Travel Group (Stock symbol: UTA).

4.	Party B shall be qualified in the following aspects upon operating the Branch Company:

4.1.	Party B shall hold the travel agency qualification recognized by NTA and local administrative agencies.

4.2.	Party B has accommodated over 24,000 tourists or organized group tours for over 12,000 people each year for three consecutive years;

4.3.	Party B shall have good business reputation and has not had any major tourist accident or compliant for three consecutive years;

4.4.	Party B shall recognize and accept Party A’s company culture, management philosophy, brand concept and methods of brand marketing.

5.	Party A shall not assume any of Party B’s liabilities or debts incurred prior to this Agreement.

ARTICLE III	INCORPORATION OF BRANCH COMPANY

1.
Pursuant to Regulation on Travel Agencies (“Regulation”) and Implementation Rules of Regulation on Travel Agencies (“Implementation Rules”), Universal Travel International Agency Co., Ltd. shall incorporate branch companies. Party A and Party B shall follow the incorporation procedures in accordance with the Regulation and the Implementation Rules.

2.
Party A shall make additional security deposits to the safety guarantee account designated by the NTA in accordance with the Regulation (A travel agency shall deposit RMB 50,000 into the safety guarantee account for each newly established branch company engaged in domestic and inbound travel business and shall deposit RMB350,000 for each new branch company engaged in overseas travel business)

3.	Party B shall submit registration and relevant filings for record with the local industrial and commercial administrative agency in accordance with Article 10 of the Regulation.

4.
Party A shall provide to Party B Universal Travel International Agency VI Plan within 15 days after the commencement of the aforementioned events. Party B shall complete the work on the uniform trademark and VI design pursuant to Party A’s requirements within seven days after Party B receives the VI Plan.

ARTICLE IV	MANAGEMENT OF BRANCH COMPANY

Party A shall uniformly implement its overall company policies in different regions and at different levels. Party B shall be responsible for daily operation of the Branch Company.

1.
After the Branch Company is duly incorporated, Party B shall start operation in the name of the Branch Company and be fully in charge of its public relations and marketing and sales. Party B’s service network shall be incorporated into the product sale channel of the Branch Company.

2.
Party B shall comply with Party A’s  management system on personnel, operation, sale, contract management and dressing code and use the uniform VI mark, business mark and customer service telephone number.

3.	Without written authorization from Party A, Party B shall not lease or transfer to anyone the franchise to operate the Branch Company.

4.
Party B shall comply with PRC policies, laws and relevant industry regulations and conduct operations within the business scope specified in its business license. Party B shall market the Branch Company’s products properly according to the brand and image requirements of Party A. Party B shall supervise and manage the Branch Company’s business and shall not allow any activity that will adversely affect the benefits and image of Party A and Branch Company.

5.
In accordance with the U.S. COSO standards (or equivalents), Party B shall gradually set up and improve the Branch Company’s  internal regulations and structures, establish corresponding management and service system and make any necessary improvement upon Party A’s recommendation.

6.	Party B shall adopt and implement the operation manual of the Branch Company and set up a performance-based management mechanism.

7.
Party A shall manage and control the finance of the Branch Company and Party B shall coordinate in the quarterly and annual audit of finance and internal control. Party B shall, via thorough research and analysis, submit to Party A the Branch Company’s annual budget, annual operating plan, and best product commination and long-term development plan. Party B shall submit to Party A the Branch Company’s annual operating plan and financial budget 60 days prior to the beginning of the fiscal year, monthly  financial report  within the last ten days of each month and a financial report on annual final financial situation and results of operation within 30 days after the end of the fiscal year.

8.
Party B may make arrangement on the personnel and internal organization of the Branch Company based on its actual operations and make any salary plan pursuant to relevant PRC laws or regulations. Party B shall be responsible for all the labor-related expenses including salaries, social insurance, bonuses, other benefits and other work-related expenses (including accommodation and transportation, etc.). Party A shall be responsible for the training costs, network support and uniform business coordination and guidance on product sales.

ARTICLE V	PROFIT-SHARING

1.
Party A shall be responsible for nationwide brand promotion and marketing. The payment on the orders through Party A’s website www.cnutg.com and its service telephone 400-888-9966 shall be made to Party A’s account and Party A shall distribute profits to Party B.

2.	Profit-Sharing Scheme:

(1)	Air tickets: based on then current air ticket profit return policy, Party A shall retain 1% and Party B shall retain the remaining percentage.

(2)	Hotels: Party A shall retain 60% of the net profits and Party B shall retain the remaining 40%.

(3)	Travel: Party A shall charge an expense of RMB 10 per person and Party B shall retain the remaining profits.

ARTICLE VI	TERM

1.	The term of the franchise shall be five years, from _______________to _____________________.

2.
Party B shall submit a renewal or termination application within 30 days prior to the termination of this Agreement. Party B shall have the priority in renewing the Agreement for another five years upon Party A’s review of the renewal application.

ARTICLE VII	CONFIDENTIALITY

1.
Any commercial information of Party A obtained by Party B during the term of the Agreement shall be Party A’s commercial secrets (including but not limited to, technological secret, market secret, financial secret, and management secret). Party B may not reveal to any third party without Party A’s written authorization. The effect of this article shall not be affected by the validity of the Agreement. This article shall be valid for the term of the Agreement and three years after the termination of the Agreement.

2.
Without written authorization from Party A, Party B may not reveal to any third party the negotiation and any signed document, including all the information contained in letter of intent, agreements and memoranda, etc.

3.
Without written authorization from Party A, Party B shall not use without the scope of the cooperation, or reveal to any third party any information in any form, including but not limited to orally or in writing and  in emails, etc.

4.	Upon termination of the Agreement, Party B shall return all relevant materials and copies to Party A.

ARTICLE VIII	LIABILITIES

1.	Any party that breaches the terms of the Agreement shall pay to the non-breaching party a one-time liquidated damage of RMB 1,000,000.

2.
If the conduct of Party B causes material damages to Party A’s company image and business reputation, Party A shall have the right to terminate the Agreement unilaterally and request Party B to pay the liquidated damage and be responsible for all losses incurred.

3.	If Party B violates any law, regulation or ordinances which subjects Party A to administrative penalties, Party B shall pay the liquidated damage and be responsible for all the losses incurred.

4.
If Party B causes damages to Party A’s brand image and business reputation, Party A shall have the right to penalize Party B and hold Party B liable for breach of the Agreement in accordance with the Branch Company (Agency) Management System.

ARTICLE IX	AMENDMENT, CANCELLATION AND TERMINATION

1.
Unless otherwise provided, any party may not amend, cancel or terminate the Agreement without mutual consent, which otherwise shall constitute a breach of the Agreement. After both parties reach consensus on the amendment of the Agreement, the amendments shall be made in writing as a supplement to the Agreement and shall have the same legal effect as the Agreement.

2.
If Party B does not run the Branch Company well, incurs significant losses and does not achieve the goal of obtaining the franchise, Party B may submit an application in writing to Party A and the Agreement may be cancelled after negotiation.

3.
After the Agreement is terminated, Party A shall have the right to process deregistration, dissolution, and liquidation, etc. of the Branch Company in accordance with the Company Law of the PRC. Party B shall designate the manager or other staff appointed by Party A to coordinate with Party A to complete the aforementioned process.

4.	After the Agreement is cancelled or terminated, Party B shall return any materials obtained from Party A during the term of the Agreement, including but not limited to word or audiovisual materials.

ARTICLE X	MISCELLANEOUS

Other matters not covered herein shall be stipulated separately in writing in a supplemental agreement upon negotiation between the two parties. The Branch Company (Agency) Management System shall be an appendix to the Agreement and shall have the same legal effect as the Agreement.

ARTICLE XI	DISPUTE RESOLUTION

Any dispute arising out of the Agreement shall be resolved first through negotiation by both parties. If such negotiation fails, the parties shall resort to litigation in the People’s Court in the region where Party A is located.

ARTICLE XII	SIGNING

The Agreement is in triplicates with two copies to Party A and one copy to Party B. The Agreement shall become effective when it is stamped by both parties and signed by the respective legal representatives.

(No text below)

Party A (Stamp)

Legal Representative (Signature)

Date

Party B (Stamp)

Legal Representative (Signature)

Date